                                                                      EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT


                    Name                                  Jurisdiction of Formation

         Transgenomic, Ltd.                             United Kingdon

         Transgenomic St. Thomas, Inc.                  St. Thomas, U.S. Virgin Islands

         Transgenomic Japan, Inc.                       Delaware